EXHIBIT 5.1

June 13, 2013

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

RE: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Optical Cable Corporation, a Virginia corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Company pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,200,000 common shares, no par value (the “Shares”) of the Company, which may be issued pursuant to the Company’s 2011 Amended and Restated Stock Incentive Plan (the “Plan”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Plan and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and have made such inquiries of officers and representatives of the Company as to factual matters as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the Shares which may be issued under the Plan have been validly authorized and, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you and for your benefit solely in connection with the registration of the Shares to be issued pursuant to the Plan. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5(a) to the Registration Statement.

Very truly yours,

/s/    Woods Rogers PLC